EXHIBIT 99.1


Glen Ellyn, Illinois                                 Contact: Scott W. Hamer
September 24, 2007                                   Chief Executive Officer
Company Release                                      630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
                             DECLARES CASH DIVIDEND

         Community Financial Shares, Inc. (Pink Sheets: CFIS.PK) (the "Company"), the holding company for Community Bank of Wheaton/Glen Ellyn (the "Bank"), announced that its Board of Directors declared a quarterly cash dividend on September 19, 2007 of $0.06 per share on its common stock. The cash dividend will be paid on October 31, 2007 to shareholders of record at the close of business on October 17, 2007.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains three full service offices in Glen Ellyn and Wheaton. A new Community Bank office is planned for the fourth quarter of 2007 on the north side of Wheaton, Illinois.

         For further information about the Company and the Bank visit them on the world wide web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.pinksheets.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.